As filed with the Securities and Exchange Commission on September 24, 2014

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	82-049-7368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1831 Lefthand Circle, Suite C Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

2007 Employee Stock Plan
(Full title of the plan)

James S. Marcelli President 1831 Lefthand Circle, Suite C Longmont, CO Telephone: (720) 340-4949	Copy to: David M. Bovi, Esq. David M. Bovi, PA 319 Clematis Street, Suite 700 West Palm Beach, FL 33401 Telephone: (561) 655-0665
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,000,000(2)	$0.97	$1,940,000	$249.87

(1)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Represents shares available for issuance, but not yet issued as of the date of this Registration Statement under the Lightwave Logic, Inc. 2007 Employee Stock Plan, as amended (the “2007 Plan”). Shares available for issuance under the 2007 Plan were previously registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 12, 2013 (File No. 333-189943).

(3)

Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Act on the basis of the last reported sale prices of Lightwave Logic, Inc.’s Common Stock reported on the over-the-counter trading market on September 23, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Lightwave Logic, Inc. (the “Company”) pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 2,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) which may be offered pursuant to the Company’s 2007 Employee Stock Plan, as amended (the “2007 Plan”). Previously, the Company registered 6,859,450 shares of Common Stock issuable under the 2007 Plan pursuant to the Company’s Registration Statement on Form S-8 (Registration No. 333-189943) filed with the Securities and Exchange Commission (the “Original Registration Statement”) on July 12, 2013. As a result of the Company filing this Registration Statement on Form S-8, the Company now has registered 8,859,450 shares of Common Stock issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information contained in the Original Registration Statement is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Other than as set forth herein, the information contained in the Original Registration Statement is incorporated herein by reference.

Item 8.   Exhibits.

Number	Description

5.1	Opinion of Counsel

23.1	Consent of David M. Bovi, P.A. (included in Exhibit 5.1)

23.2	Consent of Morison Cogen LLP, independent registered public accounting firm

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on the 24th day of September 2014.

LIGHTWAVE LOGIC, INC.

By:	/s/ Thomas E. Zelibor
Thomas E. Zelibor
Chief Executive Officer,
Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas E. Zelibor	Chm. of the Board of Directors, Chief Executive Officer, Principal Executive Officer	September 24, 2014
Thomas E. Zelibor

/s/ James S. Marcelli	Director, President, Chief Operating Officer, Principal Financial Officer	September 24, 2014
James S. Marcelli

/s/ Andrew J. Ashton	Director, Senior Vice President, Secretary	September 24, 2014
Andrew J. Ashton

/s/ William C. Pickett, III	Director	September 24, 2014
William C. Pickett, III

/s/ Joseph A. Miller	Director	September 24, 2014
Joseph A. Miller

/s/ Ronald A. Bucchi	Director	September 24, 2014
Ronald A. Bucchi

/s/ Siraj Nour El-Ahmadi	Director	September 24, 2014
Siraj Nour El-Ahmadi
/s/ George Lauro	Director	September 24, 2014
George Lauro

EXHIBIT INDEX

Number	Description

5.1	Opinion of Counsel

23.1	Consent of David M. Bovi, P.A. (included in Exhibit 5.1)

23.2	Consent of Morison Cogen LLP, independent registered public accounting firm